UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒                              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐     Preliminary Proxy Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒     Definitive Proxy Statement

☐     Definitive Additional Materials

☐     Soliciting Material under Rule 14a-12

RGC RESOURCES, INC.

(Name of registrant as specified in its charter)

Not Applicable

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

NOTICE OF CHANGE OF DATE OF

ANNUAL MEETING OF SHAREHOLDERS

NOW TO BE HELD JANUARY 29, 2024

January 18, 2024

Dear Shareholders:

We have moved the date of our Annual Meeting of the Shareholders of RGC Resources, Inc. (the “Annual Meeting”) from Monday, February 5, 2024 to Monday, January 29, 2024.  The Annual Meeting will still be held virtually at 11:30 a.m. at www.virtualshareholdermeeting.com/RGCO2024.  There is no change in the matters to be acted upon by shareholders at the Annual Meeting.

As previously disclosed, only shareholders of record as of the close business on November 20, 2023, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting.  As a reminder, shareholders of record may vote virtually at the Annual Meeting, online at www.proxyvote.com, by mailing the previously provided proxy card or by telephone by calling (800) 690-6903.  Shareholders of record who have already voted, or beneficial owners of shares held in street name who have already submitted a voting instruction form, do not need to take any further action in response to this Notice.

If you plan to attend the Annual Meeting, please use the unique identification code provided in the meeting notice materials you previously received.  This code will allow you to register as a shareholder on our meeting site, access meeting materials, ask questions and vote your shares if you have not previously voted.

All information included in the proxy statement for the Annual Meeting and related proxy card filed with the Securities and Exchange Commission on December 1, 2023 and first provided to shareholders on December 6, 2023 remains unchanged, with the exception of the following:

All references in the proxy statement and proxy card to an Annual Meeting date of Monday, February 5, 2024 are amended to refer to Monday, January 29, 2024.

Sincerely,

John B. Williamson, III
Chairman

Important Notice Regarding the Availability of Proxy Materials

This Notice, the previously provided Proxy Statement and our 2023 Annual Report on Form 10-K are available at www.rgcresources.com/corporate-governance/.